Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No.1 to Registration Statement No. 333-141550 of our report dated March 21, 2007, relating to the financial statements of Disaboom, Inc. (a development stage company) and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ GHP HORWATH, P.C.
GHP HORWATH, P.C.

Denver, Colorado
April 3, 2007